Exhibit (4)(y)
CONTRACT SCHEDULE (Continued)
Contract Number: [%999999999]

GMWB RIDER SCHEDULE

GMWB Effective Date:	[May 1, 2008]

Minimum Age for GMWB Rider:	[00]

Maximum Age for GMWB Rider:	[80]

Allowable GMWB Cancellation Dates:	each [5th] Contract Anniversary, provided We receive written notification at Our Service Center no earlier than [90] days but at least [3] days prior to such GMWB Cancellation Date.

Allowable GMWB Addition Dates:	each [5th] Contract Anniversary, provided We receive written notification at Our Service Center no earlier than [90] days but at least [3] days prior to such GMWB Addition Date.
Restrictions on Owners:
     [Co-Owners are not permitted while this Rider is in effect.]
Restrictions on Annuitants:
     [Joint Annuitants are not permitted and, if the Owner is an individual natural person, the Annuitant must be the Owner.]
Waiver of Contract Provisions:
     The following Contract Provisions are waived while this Rider is in effect:
[(1)]	[the Inactive Contract provision in the General Provisions section of the Base Contract; and]

[(2)]	[the Minimum Surrender Value after a partial withdrawal requirement in the Withdrawals section of the Contract Schedule, except if You request a withdrawal resulting in an Excess Withdrawal (as described in the GMWB Base section of the GMWB Rider Schedule).]
Allocation Guidelines and Restrictions:
     [Unless You agree to participate in another investment program which We may make available to satisfy the Allocation Guidelines and Restrictions, You must participate in a [quarterly] Rebalancing Program and provide Us with written instructions that comply with the following:
(1)	You must allocate at least [40%], but not more than [70%] of Your total allocations among [subaccounts] in the following Investment Categories:
          [Large Cap]
          [Mid Cap]
          [Small Cap]
          [International]
(2)	You must allocate no more than [40%] of Your total allocations among the following Investment Categories:
          [Small Cap]
          [International]
          [Alternative]
          [Money Market]

ML114-5(4/08)	SPECIMEN

CONTRACT SCHEDULE (Continued)
Contract Number: [%999999999]
GMWB RIDER SCHEDULE (Continued)
(3)	You must allocate the remaining amounts among the other Investment Categories so Your total allocations equal 100%.

(4)	You must choose a periodic Rebalancing Date [from the 1st through the 28th day of the month].

(5)	You must schedule Your first Rebalancing Date to begin within [95] days from the GMWB Effective Date.

(6)	You agree to furnish new allocation instructions that comply with (1) — (3) above prior to any future closure or elimination of a [subaccount] in which You are invested.
You may request to change Your instructions while this Rider is in effect provided that each request complies with (1) — (4) above.
On a GMWB Addition Date and on each [quarterly] Rebalancing Date thereafter, We automatically reallocate Your [Account Value] to maintain the percentage allocation among the [subaccounts] that You have selected.
You must allocate any additional Premiums in accordance with the [subaccounts] and percentages You have selected.
You may request to transfer among [subaccounts] while this Rider is in effect provided that each request results in an allocation of Your [Account Value] that complies with (1) and (2) above as of the end of the last Valuation Period immediately preceding receipt of Your request.
Only pro-rata withdrawal requests affecting all [subaccounts] in which You are invested will be accepted while this Rider is in effect.
[We reserve the right to impose additional limitations on Your ability to allocate to or make transfers involving designated [subaccounts] which may be made available in the future.] ]
Lifetime Income Percentage:
The initial Lifetime Income Percentage set forth below is based upon the age of the Owner on the date of the first withdrawal on or after the GMWB Effective Date.

Age of Owner when	Lifetime
first withdrawal is taken on or	Income
after GMWB Effective Date	Percentage
[00 — 54]	[0.0%]
[55 — 59]	[4.0%]
[60 — 69]	[5.0%]
[70 — 79]	[6.0%]
[80+]	[7.0%]

CONTRACT SCHEDULE (Continued)
Contract Number: [%999999999]
GMWB RIDER SCHEDULE (Continued)
[If the first withdrawal occurs within [5] years of the GMWB Effective Date, the applicable Lifetime Income Percentage will be reduced by [1%].]
[The Lifetime Income Percentage will be automatically redetermined on [each] Contract Anniversary following the first withdrawal if the GMWB Base is reset to a higher value on that Anniversary.]
If the first withdrawal occurs prior to the Owner’s age [55], the Lifetime Income Percentage will be automatically redetermined on the Contract Anniversary on or following the Owner’s [55th] birthday.
The Lifetime Income Percentage will be redetermined on the effective date of a change of Owner acceptable to Us, in accordance with the percentages then in effect.
GMWB Base:
The GMWB Base is used solely to determine the Guaranteed Lifetime Amount (GLA) and the GMWB Charge. The GMWB Base does not establish or guarantee an Account Value, Surrender Value, minimum Death Benefit or minimum return for any investment option.
(1)	On the GMWB Effective Date:

If the GMWB Effective Date is the Contract Date, the GMWB Base is the Initial Premium [plus any Additional Premium received prior to the earlier of the first withdrawal and the first Quarterversary following the Contract Date]. If the GMWB Effective Date is not the Contract Date, the GMWB Base is the [Contract Value] on the GMWB Effective Date.

(2)	Prior to the first withdrawal after the GMWB Effective Date:

The GMWB Base is equal to [the greater of] the GMWB Maximum Anniversary Value (MAV) Base [and the GMWB Roll-Up Base].
[(a)]	GMWB MAV Base: The GMWB MAV Base is equal to the greatest of the Anniversary Values. An Anniversary Value is equal to the sum of (i) plus (ii) where:
(i)	is the GMWB Base on the GMWB Effective Date and, on each Contract Anniversary thereafter, is the [highest] Contract Value on such Anniversary [or on any of the preceding eleven Monthaversaries]; and

(ii)	is the sum of all Additional Premiums received following the date of the highest Contract Value used in the last Anniversary Value calculation [(other than any Additional Premium received prior to the first Quarterversary following the Contract Date)].

CONTRACT SCHEDULE (Continued)
Contract Number: [%999999999]
GMWB RIDER SCHEDULE (Continued)
[If the Contract Date falls on the 29th, 30th or 31st, We will use the last day of the month for any month that does not have a corresponding Monthaversary for purposes of calculating Monthaversary Values.]

[In any Contract Year in which there is a change of Owner (other than as the result of exercise of the Spousal Beneficiary Continuation Option), only the Contract Value on the Anniversary, and not on the preceding eleven Monthaversaries, will be used in the Anniversary Value calculation.]

We will calculate an Anniversary Value on the GMWB Effective Date and on each Contract Anniversary thereafter.

[(b)]	[GMWB Roll-Up Base: The GMWB Roll-Up Base is equal to the sum of (i) plus (ii) where:
(i)	is the GMWB Base on the later of the GMWB Effective Date or the date of the most recent Automatic Roll-Up Reset with interest compounded daily at an annual rate of [5]%; and

(ii)	is the sum of all Additional Premiums [(other than any Additional Premium received prior to the first Quarterversary following the Contract Date)] since the later of the GMWB Effective Date or the date of the most recent Automatic Roll-Up Reset with interest compounded daily from the effective date of each Additional Premium payment at an annual rate of [5]%.
For purposes of compounding interest in GMWB Roll-Up Base, such interest shall accrue until the earlier of the GMWB Roll-Up Base Limitation Date or the date of GMWB Settlement. No interest shall accrue thereafter.

The GMWB Roll-Up Base Limitation Date is the earlier of:
(i)	the date of Your first withdrawal after the GMWB Effective Date; or

(ii)	the [10th] Contract Anniversary following the GMWB Effective Date.
[Automatic Roll-Up Reset: On each of the first [10] Contract Anniversaries after the GMWB Effective Date and prior to Your first withdrawal, We will reset the GMWB Roll-Up Base to equal the greater of the current GMWB Roll-Up Base, or the GMWB MAV Base on such Contract Anniversary.] ]

(3)	On and after the first withdrawal after the GMWB Effective Date:
(a)	When the cumulative withdrawals during the Contract Year, including the most recent withdrawal, are not in excess of the GLA, the GMWB Base will equal the GMWB Base immediately prior to such withdrawal.

CONTRACT SCHEDULE (Continued)
Contract Number: [%999999999]
     GMWB RIDER SCHEDULE (Continued)
(b)	When an Excess Withdrawal applies during the Contract Year, the GMWB Base will equal the lesser of:
(i)	the GMWB Base immediately prior to such withdrawal less the Adjusted Excess Withdrawal; or

(ii)	the [Account Value] after the withdrawal.
     Excess Withdrawal:
(1)	If cumulative withdrawals in a Contract Year have already exceeded the GLA in effect at the time of a withdrawal request, then the entire amount of that withdrawal is an Excess Withdrawal.

(2)	If a withdrawal causes the total amount withdrawn during a Contract Year to exceed the GLA in effect at the time of the withdrawal request, then the amount that the cumulative withdrawals are in excess of the GLA is an Excess Withdrawal.
Adjusted Excess Withdrawal: An Adjusted Excess Withdrawal is equal to the Excess Withdrawal multiplied by an adjustment factor. The adjustment factor is calculated by dividing the GMWB Base by the [Account Value], where both values are determined just prior to such Excess Withdrawal.
[Required Minimum Distribution (RMD): If You are required to take withdrawals from Your Contract to satisfy the RMD rules under Section 401(a)(9) of the Internal Revenue Code You must notify Us in writing.
If We receive such written notification and if We determine that the RMD for Your Contract is greater than Your GLA, then any reduction to the GMWB Base will be limited as follows:
(1)	Notwithstanding section (3)(b) above, if cumulative withdrawals for that Contract Year, including the requested withdrawal, do not exceed the RMD for Your Contract, then the GMWB Base will not be reduced.

(2)	If a withdrawal causes cumulative withdrawals for that Contract Year to exceed the RMD for Your Contract, then the Excess Withdrawal will equal the amount by which cumulative withdrawals are in excess of the RMD.]
[Automatic Step-Up: On [each] Contract Anniversary after the first withdrawal [and prior to the [20th] Contract Anniversary following the GMWB Effective Date], if the Contract Value, [or the highest of the previous eleven Monthaversary values,] is greater than the GMWB Base, the GMWB Base will be increased to equal such greater value.] [In any Contract Year in which there is an Excess Withdrawal or a change of Owner, only the Contract Value on the Anniversary, and not on the preceding eleven Monthaversaries, will be used in the Automatic Step-Up calculation.]

CONTRACT SCHEDULE (Continued)
Contract Number: [%999999999]
GMWB RIDER SCHEDULE (Continued)
GMWB Settlement:
     On any date the Account Value is reduced to zero, the following will occur:
(1)	any remaining GLA not yet withdrawn in the current Contract Year will be paid in a lump sum in accordance with applicable legal requirements; and

(2)	an Annuity Date no earlier than the [next Contract Anniversary] will be established and [monthly] annuity payments equal to the GLA divided by [12], payable until the death of the Annuitant, or second Annuitant, if any, will start on that date; and

(3)	all riders attached to the Base Contract will terminate.
Different payment intervals or other lifetime annuity payments acceptable to Us may be used, but will result in an actuarially equivalent annuity payment.
Change of Owner:
If there is a change of Owner or an assignment (in states where applicable) of this Contract, this Rider will terminate unless the Owner is changed under any of the circumstances described below:
[(1)]	[a spouse becomes the Owner while this Rider is still available and was neither younger than the Minimum Age for GMWB Rider nor older than the Maximum Age for GMWB Rider on the effective date of the change of Owner; or]

[(2)]	[as the result of the creation or termination of a trust, the life upon which GLA payments under this Rider are based has not changed; or]

[(3)]	[an Eligible Spousal Beneficiary becomes the Owner while this Rider is still available and was not younger than the Minimum Age for GMWB Rider on the [Spousal Continuation Date].]
If this Rider continues in effect following a change of Owner (other than as the result of the Spousal Beneficiary Continuation Option), the GMWB Base will be reset to the Account Value, if lower, on the effective date of the change of Owner.
Spousal Continuation:
If the Spousal Beneficiary Continuation Option is elected or is automatically applied and this Rider is still available, the following changes will occur:
(1)	if no withdrawal has been taken on or after the GMWB Effective Date, [the GMWB Base will remain unchanged]; or

(2)	if a withdrawal has been taken on or after the GMWB Effective Date, the GMWB Base will be reset to equal the Contract Value on the Spousal Continuation Date.

CONTRACT SCHEDULE (Continued)
Contract Number: [%999999999]
In addition, the Lifetime Income Percentage will be based on the age of the spouse on the [Spousal Continuation Date] subject to the terms and conditions in effect at that time.
Waiver of Surrender Charge:
Any Surrender Charge that would otherwise apply to the portion of a withdrawal that is not an Excess Withdrawal will be waived.
GMWB RIDER SCHEDULE (Continued)
Premium Limitation:
[No Additional Premiums can be paid on or after the date You make Your first withdrawal on or after the GMWB Effective Date.]
Benefit Available on Maturity Date:
The Benefit Available on Maturity Date will provide [monthly] annuity payments equal to the GLA divided by [12] until the death of the Annuitant.
We must receive written notification of Your election of such Benefit Available on Maturity Date no earlier than [90] days but at least [3] days prior to the Maturity Date.
Different payment intervals or other lifetime annuity payments acceptable to Us may be used, but will result in an actuarially equivalent annuity payment.
GMWB Charge:

	Current	Maximum

GMWB Charge Percentage	[0.65% annually]	[1.25% annually]
[The GMWB Charge is calculated on each Monthaversary as follows:
(1)	the GMWB Base is determined on the Monthaversary;

(2)	that amount is multiplied by the current GMWB Charge Percentage;

(3)	the resulting amount is divided by 12.]
The sum of the GMWB Charges calculated on each of the three preceding Monthaversaries is deducted from the Contract Value on each Quarterversary.
[If the Contract Date falls on the 29th, 30th or 31st, We will use the last day of the month for any month that does not have a corresponding Monthaversary or Quarterversary for purposes of calculating and deducting GMWB Charges.]
If the GMWB Rider is terminated other than on a Quarterversary, We will deduct from the Contract Value the [pro-rata portion of any GMWB Charges calculated on any prior Monthaversary but not yet collected.]

CONTRACT SCHEDULE (Continued)
Contract Number: [%999999999]
[The GMWB Charge is deducted from each [subaccount] in the ratio of Your interest in each [subaccount] to Your [Account Value] on the date the charge is collected.]
The [Contract Value and] Surrender Value [are] reduced by any GMWB Charges calculated but not yet collected.